Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Zinsner
Vice President and Chief Financial Officer
Intersil Corporation
(408) 546-3609
investor@intersil.com

Intersil Corporation Reports Third Quarter 2006 Financial Results

•	Record net revenues of $192.9 million; increases 22% Y-o-Y and 3% Q-o-Q

•	Raises quarterly dividend 20% to $0.06 per share

Milpitas, CA, October 18, 2006 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended September 29, 2006. Net revenues for the third quarter were $192.9 million, a 22% increase from $157.5 million in the third quarter of 2005 and a 3% increase from $187.6 million in the second quarter of 2006.

Third Quarter 2006 Generally Accepted Accounting Principles (GAAP) Results

For the third quarter of 2006, gross margins were 57.5%. This compares to gross margins of 56.0% in the same quarter last year, and 57.2% in the second quarter of 2006. Operating margins were 22.2%, as compared to operating margins of 18.6% in the same quarter last year, and 19.0% in the second quarter of 2006. Net income was $37.7 million, or $0.27 earnings per diluted share, as compared to net income of $27.1 million, or $0.19 earnings per diluted share in the same quarter last year. For the second quarter of 2006, the Company reported net income of $43.0 million, or $0.30 earnings per diluted share.

Third Quarter 2006 Non-GAAP Results

For the third quarter of 2006, non-GAAP gross margins were 58.0%. This compares to gross margins of 56.1% for the same quarter last year, and 57.8% for the second quarter of 2006. Operating margins were 29.9%, as compared to operating margins of 22.4% for the same quarter last year, and 27.7% for the second quarter of 2006. Net income was $46.9 million, or $0.33 earnings per diluted share. This compares to net income of $30.8 million, or $0.21 earnings per diluted share for the same quarter last year, and $43.7 million, or $0.30 earnings per diluted share for the second quarter of 2006.

“This was another successful quarter for the company,” stated Rich Beyer, Intersil’s Chief Executive Officer. “Through a better mix of products and several initiatives to reduce manufacturing costs, gross margins are now within our target of 58% to 62%. Even more impressive, operating margins are now at the high end of our model of 27% to 30%.”

By end market, Intersil’s third quarter revenues were as follows: high-end consumer (24% of revenues), computing (26% of revenues), industrial (25% of revenues), and communication (25% of revenues). “Revenues in the computing, industrial and communication markets all experienced sequential growth this quarter,” said Lou DiNardo, Intersil’s President and Chief Operating Officer. “Computing grew the fastest, approximately 17%, due to an increasing presence in power management solutions for notebook computers and a seasonally strong quarter for computing related products. Our investments to broaden and deepen our general purpose portfolio allowed both industrial and communication to continue to grow this quarter. We experienced a sequential decline in high-end consumer due, in particular, to optical storage, where innovation has paused until the ramp of higher data rate blue laser systems begins next year.”

DiNardo also noted, “As we previously indicated, inventories at our distribution partners began to drop in the third quarter. We anticipate they will continue to decline and reach target levels by the end of the fourth quarter.”

Intersil generated over $59 million in free cash flow, or 31% of revenues, for the quarter. The Company repurchased approximately $75 million or 3.2 million shares of its stock, under a previously announced stock repurchase program. In addition, as a result of Intersil’s increasing cash flow and strong balance sheet position, the Company’s board of directors authorized the increase of Intersil’s quarterly dividend from $0.05 per share to $0.06 per share of common stock. The payment of this quarterly dividend will be made on November 17, 2006 to shareholders of record as of the close of business on November 7, 2006.

Business Outlook

“For the fourth quarter, we expect the high-end consumer and computing end markets to be up modestly, which is less than normal seasonal growth as we expect inventory at our distribution partners to continue to decline in the quarter,” said Rich Beyer. “We expect the industrial market to be down slightly. And we expect the communication market to be down due to seasonality and softer demand for DSL, wireless base stations and satellite applications. As a result, we currently anticipate revenues to be down between 3% and 5% from third quarter revenues of $192.9 million, but up 4% to 7% from fourth quarter 2005 revenues of $175.6 million. We expect GAAP earnings per diluted share of approximately $0.24 to $0.25 and non-GAAP earnings per share of approximately $0.31 to $0.32.”

Investors and interested parties within the United States may listen to Intersil’s conference call on October 18th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 831-6291 using the password “Intersil.” International callers may connect to the call by dialing (617) 213-8860. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “17710127”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets such as flat panel displays, cell phones, handheld products and notebook computing. Intersil’s product families address both power management and analog signal processing functions. Intersil products include ICs for battery management; hot-swap and hot-plug controllers; linear regulators; supervisory ICs; switching DC/DC regulators; power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share, gross margin and operating margin on a non-GAAP basis. This non-GAAP earnings information excludes stock based compensation expense, amortization of intangibles and unusual items and their related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter Ended			Three Quarters Ended
	Sep 29, 2006	Sep 30, 2005	Jun 30, 2006	Sep 29, 2006	Sep 30, 2005
	(Q3 2006)	(Q3 2005)	(Q2 2006)
Net sales	$192.9	$157.5	$187.6	$559.5	$424.6
Cost of product sales	81.9	69.3	80.2	239.2	189.1

Gross profit	111.0	88.2	107.4	320.3	235.5

Expenses and other income
Research and development	33.5	29.8	32.2	95.2	88.6
Selling, general & administrative	32.3	26.8	37.2	103.1	79.4
Amortization of purchased intangibles	2.4	2.3	2.4	7.1	7.2
Other expenses, net	—	—	—	—	0.2

Operating income	42.8	29.3	35.6	114.9	60.1
Loss on certain investments, net	—	—	(1.9)	(1.9)	—
Interest income, net	7.6	5.3	7.2	21.4	13.1

Income from continuing operations before income taxes	50.4	34.6	40.9	134.4	73.2
Income tax expense (benefit) from continuing operations	12.7	7.3	(2.1)	21.4	15.8

Income from continuing operations	37.7	27.3	43.0	113.0	57.4
Discontinued operations
Loss from discontinued operations, before taxes	—	(0.3)	—	—	(0.3)
Income tax benefit from discontinued operations	—	(0.1)	—	—	(0.1)

Income from discontinued operations	—	(0.2)	—	—	(0.2)

Net income	$37.7	$27.1	$43.0	$113.0	$57.2

Earnings per share
Basic
Continuing operations	$0.27	$0.19	$0.30	$0.80	$0.40
Discontinued operations	—	—	—	—	—

Net income per share	$0.27	$0.19	$0.30	$0.80	$0.40

Diluted
Continuing operations	$0.27	$0.19	$0.30	$0.79	$0.39
Discontinued operations	—	—	—	—	$—

Net income per share	$0.27	$0.19	$0.30	$0.79	$0.39

Weighted average shares
Basic	139.1	141.5	141.2	140.6	142.5

Diluted	141.0	144.1	144.1	143.4	144.9

Note:	FAS123R was adopted at the beginning of fiscal 2006. Stock compensation recorded in each expense classification above is as follows:

	Quarter Ended			Three Quarters Ended
	Sep 29, 2006	Sep 30, 2005	Jun 30, 2006	Sep 29, 2006	Sep 30, 2005
Cost of sales	$0.9	$0.2	$1.0	$2.5	$0.9
Research and development	4.3	1.8	4.9	12.7	5.7
Selling, general & administrative	7.3	1.6	8.0	21.4	5.2

Intersil Corporation

Financial Summary (Non-GAAP)

Unaudited

(In US$ millions, except shares, per share amounts and percentages)

	Quarter Ended			Three Quarters Ended
	Sep 29, 2006	Sep 30, 2005	Jun 30, 2006	Sep 29, 2006	Sep 30, 2005
	(Q3 2006)	(Q3 2005)	(Q2 2006)
Net sales	$192.9	$157.5	$187.6	$559.5	$424.6
Gross profit	$111.9	$88.4	$108.4	$322.8	$236.4
% of Sales	58.0%	56.1%	57.8%	57.7%	55.7%
Research and development	$29.2	$28.0	$27.3	$82.4	$82.9
Selling, general & administrative	25.0	25.2	29.2	81.7	74.2
Operating income	$57.7	$35.2	$51.9	$158.7	$79.3
% of Sales	29.9%	22.4%	27.7%	28.4%	18.7%
Interest income	$7.6	$5.3	$7.2	$21.4	$13.1
Pretax income	$65.3	$40.5	$59.1	$180.1	$92.4
Net income	$46.9	$30.8	$43.7	$131.8	$69.8
% of Sales	24.3%	19.5%	23.3%	23.6%	16.4%
Earnings Per Share
Basic	$0.34	$0.22	$0.31	$0.94	$0.49
Diluted	$0.33	$0.21	$0.30	$0.91	$0.48
Weighted Average Shares
Basic	139.1	141.5	141.2	140.6	142.5
Diluted	142.4	144.1	145.5	144.9	144.9

NOTE: This financial summary excludes amortization of intangibles, stock based compensation, including the adoption of FAS123R at the beginning of fiscal 2006 and unusual items. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP

Unaudited

(In US$ millions, except share and per share amounts)

	Quarter Ended			Three Quarters Ended
	Sep 29, 2006	Sep 30, 2005	Jun 30, 2006	Sep 29, 2006	Sep 30, 2005
	(Q3 2006)	(Q3 2005)	(Q2 2006)
Net income on GAAP basis:	$37.7	$27.1	$43.0	$113.0	$57.2

Acquisition related expenses - intangibles amortization	2.4	2.3	2.4	$7.1	$7.2
Loss on certain investments, net	—	—	1.9	$1.9	$—
Other expenses, net	—	—	—	$—	$0.2
Loss from discontinued operations	—	0.3	—	$—	$0.3
Stock compensation expense*	12.5	3.6	13.9	$36.6	$11.8
Associated tax effects	(4.7)	(2.5)	(5.1)	$(13.4)	$(6.9)
Benefits from discrete tax events	(1.0)	—	(12.4)	$(13.4)	$—

Net income on Non-GAAP basis:	$46.9	$30.8	$43.7	$131.8	$69.8

Diluted Non-GAAP earnings per share	$0.33	$0.21	$0.30	$0.91	$0.48

Diluted weighted average common shares outstanding	141.0	144.1	144.1	143.4	144.9
Diluted weighted average shares difference attributable to FAS 123R	1.4	—	1.4	1.5	—

Diluted Non-GAAP weighted average common shares outstanding	142.4	144.1	145.5	144.9	144.9

*	includes additional costs recorded in the 2006 periods from adoption of FAS123R

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s earnings per share, which is adjusted to reflect the GAAP results excluding stock based compensation expense, amortization of intangibles, discontinued operations and unusual items. This non-GAAP presentation of earnings per share is provided to enhance the reader’s overall understanding of the comparability of the Company’s financial performance between periods.

Intersil Corporation

Consolidated Balance Sheets

(In US$ millions)

(unaudited)

	Sep 29, 2006	Jun 30, 2006	Dec 30, 2005
Assets
Current Assets
Cash, cash equivalents & short-term investments	$689.0	$687.5	$555.2
Trade receivables, net	116.2	114.2	99.8
Inventories, net	90.6	91.0	86.6
Prepaid expenses and other current assets	12.9	13.9	11.9
Deferred income taxes	24.9	32.7	32.8

Total Current Assets	933.6	939.3	786.3
Other Assets
Property, plant & equipment, net	102.9	103.7	96.6
Intangible assets	1,453.9	1,456.4	1,463.0
Deferred income taxes	81.3	67.8	65.9
Long-term investments	27.3	45.1	157.1
Other	12.7	11.7	14.8

Total Other Assets	1,678.1	1,684.7	1,797.4

Total Assets	$2,611.7	$2,624.0	$2,583.7

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$26.5	$31.6	$27.1
Income taxes payable	68.9	52.0	58.1
Deferred net revenue	15.2	12.3	11.0
Other accrued items	57.2	59.4	57.9

Total Liabilities	167.8	155.3	154.1

Total Shareholders’ Equity	2,443.9	2,468.7	2,429.6

Total Liabilities and Shareholders’ Equity	$2,611.7	$2,624.0	$2,583.7

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